UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 4, 2017

CASCADIAN THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33882	26-0868560
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2601 Fourth Avenue, Suite 500

Seattle, Washington 98121

(Address of principal executive offices, including zip code)

(206) 801-2100

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01 Entry into a Material Definitive Agreement.

Entry into New Lease

On December 4, 2017, Cascadian Therapeutics, Inc. (the “Company”) entered into a sublease agreement (the “New Lease”) with CTI BioPharma, Corp. (the “Landlord”), pursuant to which the Company will lease approximately 44,050 square feet located on the 6th and 7th floors of 3101 Western Avenue, Seattle, Washington, commencing on January 1, 2018, or such earlier date on which the business operations of the Company substantially commence in the premises (the “Commencement Date”). The term of the New Lease will expire on April 30, 2022, unless the master lease between Landlord and Selig Holdings Company dated January 27, 2012 (the “Master Lease”), pursuant to which Landlord holds the New Lease premises, is earlier terminated. In the event of such early termination, the New Lease will expire immediately, and Selig Holdings Company agrees to recognize the New Lease as a direct contract between the Company and Selig Holdings Company, on all terms of the New Lease except for the payment of rent, which shall be as set forth in the Master Lease.

The Company’s monthly base rent for the premises will be $110,125 per month in the first year of the New Lease (equivalent to $30 per rentable square foot per year), with rent payments beginning following a 5-month period of free rent. Base rent will be subject to annual increases thereafter by $1 per rentable square foot per year during the term of the New Lease. The Company will not be required to pay rent for the first five months of the term of the New Lease. The Company will have the right to assign or sublet its interest in the leased premises subject to consent of the Landlord, and such consent may not be unreasonably withheld or delayed, and the consent of Selig Holdings Company. The Company will additionally have a right of first offer on any portion of the premises located on the 8th floor of the building, from time to time when such premises become available.

Termination of Prior Lease

In connection with the execution of the New Lease, on December 4, 2017, the Company entered into a Lease Termination Agreement (the “Termination Agreement”) with Selig Holdings Company, pursuant to which the Company and Selig Holdings Company agreed to early terminate that certain Lease, dated May 9, 2008, as amended, for the premises located at 2601 Fourth Avenue, Seattle, Washington (the “Prior Lease”), subject to the effectiveness of the New Lease and the satisfaction of any related contingencies. The Prior Lease will terminate as of the date the Company surrenders and delivers possession of the leased premises to Landlord (the “Termination Date”), which date will occur as soon as reasonably practicable after the Commencement Date of the New Lease. The Prior Lease was previously scheduled to expire on December 18, 2018. Under the Termination Agreement, the Company will not pay any early termination fee. The Company will continue to pay the monthly rent and other amounts due under the Prior Lease until the Termination Date. Under the Prior Lease, the Company currently pays $33.44 per rentable square foot per year for 20,785 rentable square feet.

The foregoing descriptions of the New Lease and Termination Agreement are summaries, are not complete, and are qualified in their entirety by the terms and conditions of the actual New Lease and Termination Agreement, which will be filed as exhibits to the Company’s Annual Report on Form 10-K for the year ended December 31, 2017.

Item 1.02 Termination of a Material Definitive Agreement.

The information contained above under the heading “Termination of Prior Lease” in Item 1.01 is hereby incorporated in its entirety by reference into this Item 1.02.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CASCADIAN THERAPEUTICS, INC.

By:	/s/ Julia M. Eastland
Julia M. Eastland
Chief Financial Officer, Chief Business Officer and Secretary

Date: December 6, 2017

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